EXHIBIT 10.1
CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”), is entered into as of December ___, 2007, effective as of the Effective Time defined herein, among Teekay Corporation, a Marshall Islands corporation (“Teekay”), Teekay Holdings Limited, a Bermudian holding company and wholly owned subsidiary of Teekay (“THL”), and Teekay Tankers Ltd., a Marshall Islands corporation (“Teekay Tankers”). The foregoing shall be referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms have the meanings assigned to them in Article I hereof.
RECITALS
     A. Teekay has formed Teekay Tankers for the purpose of, among other things, acquiring, owning and operating certain oil tankers that trade in the spot market or under short- or medium-term time-charter contracts.
     B. The respective Boards of Directors of Teekay, THL and Teekay Tankers have authorized the Parties to enter into this Agreement and effect the actions set forth below.
     C. THL owns, among other things, (a) 1,000 shares of Class A Common Stock of Teekay Tankers and (b) all of the ownership interests of the Contributed LLCs, each of which in turn owns one of the Contributed Vessels.
     D. The Group 1 LLCs owe an aggregate of $35,100,000 of debt to third party lenders (the “Group 1 LLC Debt”) and the Group 2 LLCs are parties to the New Credit Facility, which will have an outstanding balance of $114,000,000 as of the Effective Time (the “Group 2 LLC Debt”).
     E. Teekay owes $35,000,000 to the Group 2 LLCs as an inter-company loan (the “Inter-company Loan”).
     F. The Parties desire, in connection with the proposed Offering by Teekay Tankers, to undertake the transactions contemplated by this Agreement, including, without limitation, (a) the contribution by THL to Teekay Tankers of the Contributed LLCs, (b) the granting by Teekay to Teekay Tankers of the right to purchase any or all of the Suezmax Tankers and (c) the allocation of certain business opportunities between (i) Teekay and its affiliates other than the Teekay Tankers Group members and (ii) the Teekay Tankers Group members.

AGREEMENT
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. In addition to terms defined above or elsewhere in this Agreement, the following capitalized terms have the meanings given below.
     “Acts” means, collectively, the Marshall Islands Business Corporations Act and the Marshall Islands Limited Liability Company Act.
     “affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Teekay Tankers, as they may be further amended from time to time.
     “Assets” means the assets, rights and interests contributed and conveyed (or intended so to be), directly or indirectly, to Teekay Tankers as reflected in this Agreement, including the Contributed LLCs, the Contributed Vessels and all other assets, rights and interests of the Contributed LLCs.
     “Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Teekay Tankers.
     “Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Teekay Tankers, which entitles the holder thereto to the voting and other rights as set forth in the Articles of Incorporation.
     “Contributed LLCs” means, collectively, the Group 1 LLCs and the Group 2 LLCs.
     “Contributed Vessels” means the nine Aframax-class oil tankers owned by the Contributed LLCs as of the date hereof, which are described on Schedule 1 attached hereto.

     “Covered Environmental Losses” means all environmental and toxic tort Losses suffered or incurred by the Teekay Tankers Group by reason of or arising out of:
     (a) any violation of Environmental Laws with respect to the ownership or operation of any of the Assets; or
     (b) any event or condition associated with ownership or operation by Teekay or its affiliates of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances arising from the operation of the Assets), including, without limitation, (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) the cost and expense for, damages from or settlement of any environmental or toxic tort claim, including any pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation under clause (a) above, or such events or conditions included in clause (b) above, occurred or existed before or at the Effective Time; and provided that in no event shall Losses to the extent arising from a change in any Environmental Law after the Effective Time be deemed “Covered Environmental Losses.”
     “Effective Time” means the time when the transactions contemplated by Sections 2.1 and 2.2 of this Agreement are deemed to have been consummated.
     “Environmental Laws” means all Laws relating to protection of health and safety or the environment, including, without limitation, the United States federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Effective Time.
     “Group 1 LLCs” means, collectively, the following Marshall Islands limited liability companies: Erik Spirit L.L.C. and Matterhorn Spirit L.L.C.

     “Group 2 LLCs” means, collectively, the following Marshall Islands limited liability companies: Everest Spirit Holding L.L.C., Falster Spirit Holding L.L.C., Kanata Spirit Holding L.L.C., Kareela Spirit Holding L.L.C., Kyeema Spirit Holding L.L.C., Nassau Spirit Holding L.L.C. and Sotra Spirit Holding L.L.C.
     “Hazardous Substances” means (a) substances, or substances which contain substances, defined in or regulated under applicable Environmental Laws; (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation; (e) any hazardous waste or solid waste within the meaning of any Environmental Law; (f) any solid, hazardous, dangerous or toxic chemical, material, waste or substance within the meaning of and regulated by any Environmental Law; (g) any radioactive material; and (h) any asbestos-containing materials.
     “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, treaties, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Losses” means losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character; provided, however, that such term shall not include any special, indirect, incidental or consequential damages.
     “Manager” means Teekay Tankers Management Services Ltd., a Marshall Islands corporation and an indirect wholly owned subsidiary of Teekay, in its capacity as the Manager under the Management Agreement to be entered into between it and Teekay Tankers in connection with the Offering.
     “New Credit Facility” means the $229 million revolving line of credit issued to the Group 2 LLCs and secured by, among other things, the Contributed Vessels owned by the Group 2 LLCs.
     “Offering” means the initial public offering of up to 11,500,000 shares of Class A Common Stock by Teekay Tankers to the public (including 1,500,000 shares issuable upon exercise in full by the Underwriters of their over-allotment option under the Underwriting Agreement).

     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation or any other entity.
     “Promissory Note” means the non-interest bearing promissory note of Teekay Tankers in favor of THL in the original principal amount of
$                     .
     “Registration Rights Agreement” means the Registration Rights Agreement, to be entered into between Teekay and Teekay Tankers, in substantially the form of Exhibit A attached hereto.
     “Registration Statement” means the registration statement on Form F-1 (File No. 333-147798) filed by Teekay Tankers with the U.S. Securities and Exchange Commission relating to the Offering, as it may be amended.
     “Suezmax Tankers” means, collectively, the four Suezmax-class oil tankers described on Schedule 2 attached hereto.
     “Teekay Tankers Group” means, collectively, Teekay Tankers and its subsidiaries.
     “Underwriting Agreement” means the Underwriting Agreement, dated as of December ___, 2007, among the Underwriters, Teekay, Teekay Tankers and Teekay Tankers Management Services Ltd.
     “Underwriters” means the underwriters of the Offering.
ARTICLE II
CONTRIBUTIONS, OFFERING AND RELATED TRANSACTIONS
     2.1 Contribution and Conveyance. The Parties acknowledge and agree that each of the following actions hereby occurs effective as of the beginning of December ___, 2007.
     2.1.1 Contribution by THL to Teekay Tankers of its Interests in the Contributed LLCs. THL conveys its 100% ownership interest in each of the Contributed LLCs to Teekay Tankers in exchange for (a) the issuance to THL by Teekay Tankers of (i) 2,499,000 shares of Class A Common Stock, (ii) 12,500,000 shares of Class B Common Stock and (iii) the Promissory Note and (b) the execution and delivery by Teekay Tankers to Teekay of the Registration Rights Agreement.

     2.1.2 Repayment by Teekay to Teekay Tankers of Inter-company Loan. Teekay repays the Inter-company Loan by paying to Teekay Tankers the amount of the Inter-company Loan, and Teekay Tankers is then treated as being the obligor to the Group 2 LLCs with respect to the Inter-company Loan.
     2.2 Offering. The Parties acknowledge and agree that each of the following transactions hereby occurs on December ___, 2007, following the completion of the transactions set forth in Section 2.1.
     2.2.1 Closing of Offering. The public, through the Underwriters and pursuant to the Underwriting Agreement, pays $                     (the “IPO Proceeds”) in cash to Teekay Tankers in exchange for 10,000,000 shares of Class A Common Stock (excluding up to 1,500,000 shares of Class A Common Stock issuable upon the exercise, if any, by the Underwriters of their over-allotment option under the Underwriting Agreement).
     2.2.2 Teekay Tankers Use of IPO Proceeds. Teekay Tankers applies the IPO Proceeds (a) to pay the Underwriters’ discounts and commissions of $                     (which may be withheld by the Underwriters from the IPO Proceeds as payment thereof), (b) to pay other Offering expenses incurred by Teekay Tankers of approximately $2.0 million and (c) with respect to the remaining IPO Proceeds, to repay the Promissory Note.
     2.3 Over-Allotment Option. The Parties acknowledge and agree that, upon any exercise by the Underwriters of their over-allotment option under the Underwriting Agreement:
     2.3.1 Closing of Over-Allotment Exercise. The public, through the Underwriters and pursuant to the Underwriting Agreement, shall pay $___ (the “Price to the Public”) in cash to Teekay Tankers in exchange for each share of Class A Common Stock issued upon exercise of the over-allotment option.
     2.3.2 Teekay Tankers Use of Over-Allotment Proceeds. Teekay Tankers shall apply the over-allotment proceeds, together with any additional required funds of its own (a) to pay the Underwriters’ discounts and commissions related to such exercise of the over-allotment option as set forth in the Underwriting Agreement (which may be withheld by the Underwriters from the over-allotment-proceeds as payment thereof), (b) to pay any additional Offering expenses incurred by Teekay Tankers and (c) to repurchase from THL the same number of shares of Class A Common Stock for which the over-allotment is exercised by the Underwriters, at a per share price equal to the Price to the Public.

ARTICLE III
ASSUMPTION OF CERTAIN LIABILITIES
     Notwithstanding anything to the contrary contained in this Agreement, none of the Parties shall be deemed to have assumed, and none of the Assets have been or are being contributed subject to, any liens or security interests securing consensual indebtedness covering any of the Assets, except that the Parties acknowledge that the Contributed Vessels and related assets are subject to liens and security interests related to the Group 1 LLC Debt and the Group 2 LLC Debt.
ARTICLE IV
TITLE MATTERS
     4.1 Generally.
     (a) The Parties agree that the contribution and conveyance (by operation of law or otherwise) of the various Assets are made expressly subject to all Laws of governmental authorities or tribunals having or asserting jurisdiction over the Assets and operations conducted thereon or therewith, in each case to the extent the same are valid and enforceable and affect the Assets.
     (b) To the extent that certain jurisdictions in which the Assets are located or deemed to be located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.1(a) above shall also be applicable to the conveyances under such documents.
     4.2 Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws.
     (a) EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, OR IS MAKING, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS, (B) THE INCOME TO BE DERIVED FROM THE ASSETS,

(C) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL PROTECTION OR POLLUTION LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE OTHER PARTIES, (II) NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY, (III) TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING.
     (b) To the extent that certain jurisdictions in which the Assets are located or registered or deemed to be located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the disclaimers set forth in Section 4.2(a) above shall also be applicable to the conveyances under such documents.

     (c) The contributions of the Assets made under this Agreement are made with full rights of substitution and subrogation of the respective Parties receiving such contributions, and all persons claiming by, through and under such Parties, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the Parties contributing the Assets, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets.
     (d) Each of the Parties agrees that the disclaimers contained in this Section 4.2 are “conspicuous” disclaimers. Any covenants implied by Law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver” or “set over” or any of them, or any other words used in this Agreement or any exhibits hereto, are hereby expressly disclaimed, waived and negated.
     (e) Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar Law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
ARTICLE V
INDEMNIFICATION
     5.1 Teekay Indemnification. Subject to the provisions of Section 5.2 and Section 5.3, Teekay shall indemnify, defend and hold harmless the Teekay Tankers Group members from and against: (a) any Covered Environmental Losses, to the extent that Teekay is notified by Teekay Tankers of a claim for indemnification of any such Covered Environmental Losses within five (5) years after the Effective Time; (b) Losses to the Teekay Tankers Group arising from (i) the failure of the Teekay Tankers Group, immediately after the Effective Time, to be the owner of fee ownership interests in and to any of the Assets as are necessary to enable the Teekay Tankers Group members to own and operate such Assets in substantially the same manner that such Assets were owned and operated by Teekay and its affiliates immediately prior to the Effective Time, or (ii) the failure of the Teekay Tankers Group members to have as of the Effective Time any consent or governmental permit necessary to allow the Teekay Tankers Group members to own and operate any of the Assets in substantially the same manner that such Assets were owned and operated by Teekay and its affiliates immediately prior to the Effective Time, in each of clauses (i) and (ii) above, to the extent that Teekay is notified by Teekay Tankers of a claim for indemnification for such Losses within three (3) years after the Effective Time; (c) all U.S. federal, state and local and all foreign income tax liabilities attributable to the ownership or operation of any of the Assets prior to the Effective Time, including any such income tax liabilities of Teekay or its affiliates that may result from the consummation of the formation transactions for Teekay Tankers, but excluding any

U.S. federal, state and local and any foreign income taxes reserved on the books of the Teekay Tankers Group members as of the Effective Time; (d) any events or conditions attributable to or associated with ownership or operation of any assets, rights or interests of Teekay or its affiliates (other than the Teekay Tankers Group) other than any of the Assets, whether occurring before or after the Effective Time; and (e) any and all liabilities and obligations of Teekay or its affiliates (other than the Teekay Tankers Group) of any and every kind or character not assumed, directly or indirectly, by Teekay Tankers pursuant to this Agreement.
     5.2 Limitation Regarding Indemnification. The aggregate liability of Teekay under Section 5.1(a) above in connection with the Assets shall not exceed $10 million. Furthermore, no claim may be made against Teekay for indemnification pursuant to Section 5.1(a) in connection with the Assets unless the aggregate dollar amount of all claims for indemnification by the Teekay Tankers Group pursuant to such section shall exceed $500,000, in which case Teekay shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.
     5.3 Indemnification Procedures.
     (a) Teekay Tankers agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Section 5.1, it will provide notice thereof in writing to Teekay specifying the nature of and specific basis for such claim.
     (b) Teekay shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims of third parties brought against the Teekay Tankers Group that are covered by the indemnification set forth in Section 5.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld or delayed) of Teekay Tankers (with the concurrence of the Conflicts Committee of the Teekay Tankers Board of Directors), unless it includes a full release of the Teekay Tankers Group from such matter or issues, as the case may be.
     (c) Teekay Tankers agrees to cooperate fully with Teekay with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 5.1, including, without limitation, the prompt furnishing to Teekay of any correspondence or other notice relating thereto that the Teekay Tankers Group may receive, permitting the names of the members of the Teekay Tankers Group to be used in connection with such defense, the making available to Teekay of any files, records or other information of the Teekay Tankers Group that Teekay considers relevant to such defense and the making available to Teekay of any employees of the Teekay Tankers Group; provided, however, that in connection therewith Teekay agrees to use reasonable efforts to minimize the impact thereof on the operations of the Teekay Tankers Group and further agrees to maintain the confidentiality of all files, records and other information furnished by Teekay Tankers pursuant to this Section 5.3. In no event shall the obligation of the Teekay Tankers Group to cooperate with Teekay as set forth in the immediately preceding sentence be construed as imposing upon the Teekay Tankers Group an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article V; provided, however, that Teekay Tankers may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. Teekay agrees to keep any such counsel hired by Teekay Tankers reasonably informed as to the status of any such defense (including, without limitation, providing such counsel with such information related to any such defense as such counsel may reasonably request), but Teekay shall have the right to retain sole control over such defense.
     (d) In determining the amount of any Loss for which any of the Teekay Tankers Group members are entitled to indemnification under this Article V, the gross amount of the indemnification shall be reduced by (i) any insurance proceeds realized by the Teekay Tankers Group, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Teekay Tankers Group as a result of such claim, and (ii) all amounts recovered by the Teekay Tankers Group under contractual indemnities from third Persons. Teekay Tankers hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Teekay Tankers Group in connection with such efforts shall be promptly reimbursed by Teekay in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.
ARTICLE VI
FURTHER ASSURANCES
     6.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement, or intended so to be, and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
     6.2 Power of Attorney. Each Party that has conveyed any Assets (the “Conveyed Assets”) as reflected by this Agreement (collectively, the “Conveying Parties”) hereby constitutes and appoints Teekay Tankers (the “Attorney-in-Fact”) its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the Conveyed Assets contributed and conveyed by this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Conveyed Assets, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Conveyed Assets, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any Conveying Party or its successors or assigns or by operation of law.
     6.3 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that Teekay Tankers or its subsidiaries own all assets necessary to operate the Assets that are identified in this Agreement and in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of such Assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the appropriate Parties to this Agreement or their subsidiaries. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate Parties to this Agreement or their subsidiaries. Likewise, to the extent that assets are identified at a later date that were not intended by the parties to be conveyed as reflected in this Agreement or the Registration Statement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party.
     6.4 Consents; Restriction on Assignment. Notwithstanding anything to the contrary, if there are prohibitions against or conditions to the contribution and conveyance of one or more of the Assets without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate rights of the Party to whom the applicable Assets were intended to be conveyed (the “Beneficial Owner”) with respect to such portion of the Assets (herein called a “Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the Assets (herein called the “Restriction Asset”) pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable Law and any applicable contractual provisions, the assignment of the Restriction Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of any Party. Each of the applicable Parties that is involved with the conveyance of a Restriction Asset agrees to use commercially reasonable efforts to obtain on a timely basis satisfaction of any Restriction applicable to any Restriction Asset conveyed by or acquired by any of them. The description of any portion of the Assets as a “Restriction Asset” shall not be construed as an admission that any Restriction exists with respect to the transfer of such portion of the Assets. In the event that any Restriction Asset exists, the applicable Party agrees to continue to hold such Restriction Asset in trust for the exclusive benefit of the applicable Party to whom such Restriction Asset was intended to be conveyed and to otherwise use commercially reasonable efforts to provide such other Party with the benefits thereof, and the party holding such Restriction Asset will enter into other agreements, or take such other action as it may deem necessary, in order to ensure that the applicable Party to whom such Restriction Asset was intended to be conveyed has the assets and concomitant rights necessary to enable the applicable Party to operate such Restriction Asset in all material respects as it was operated prior to the Effective Time. Furthermore, in such event the applicable Party to whom such Restriction Asset was intended to be conveyed agrees to assume such liabilities and perform such obligations relating to such Restriction Asset as if it had been conveyed at the Effective Time.

ARTICLE VII
OPTION TO PURCHASE SUEZMAX TANKERS
     7.1 Offer. Within 18 months after the Effective Time, Teekay shall offer (or cause to be offered) to Teekay Tankers in writing the opportunity for Teekay Tankers (or any member of the Teekay Tankers Group) to purchase each of the Suezmax Tankers, together with any related time-charter contracts (collectively, the “Offered Assets”), at the respective fair market value of the Offered Assets as of the time such offer is delivered to Teekay Tankers and on other commercially reasonable terms in accordance with this Article VII (each, an “Offer”). The Offered Assets may be offered by Teekay individually, in groups or all at once, provided that all of the Offered Assets are subject to Offers within 18 months of the Effective Time. Prior to submitting an Offer to Teekay Tankers, Teekay shall engage an independent ship broker to determine the fair market value of the applicable Offered Assets. Each Offer shall set forth the proposed terms relating to the purchase of the applicable Offered Assets by Teekay Tankers (or any member of the Teekay Tankers Group), including, without limitation, the purchase price for the Offered Assets and any liabilities to be assumed by Teekay Tankers as part of the Offer (each on a per vessel basis), and the Offer shall be accompanied by materials reflecting the fair market value determination of the Offered Assets as described above.
     7.2 Election to Purchase. As soon as practicable after an Offer is made to Teekay Tankers, Teekay shall deliver (or cause to be delivered) to Teekay Tankers all information prepared by or on behalf of or in the possession of Teekay or its affiliates relating to the Offered Assets and reasonably requested by Teekay Tankers. As soon as practicable, but in any event within 30 days after receipt of an Offer, Teekay Tankers shall notify Teekay in writing that:
     (a) Teekay Tankers (with the concurrence of the Conflicts Committee of its Board of Directors) has elected not to purchase (or not to cause any other Teekay Tankers Group members to purchase) any of the applicable Offered Assets; or
     (b) Teekay Tankers (with the concurrence of the Conflicts Committee of its Board of Directors) has elected to purchase (or to cause any other Teekay Tankers Group member to purchase) some or all of the applicable Offered Assets (an “Election to Purchase”), in which event (i) such notice shall identify the Offered Assets elected to be purchased by Teekay Tankers and (ii) the procedures set forth in Section 7.3 below shall be followed with respect to such Offered Assets.
     7.3 Purchase. In the event of Teekay Tanker’s election to purchase Offered Assets pursuant to Section 7.2(b):

     (a) Teekay and Teekay Tankers shall negotiate in good faith to reach agreement on the terms of the transaction other than the purchase price for the applicable Offered Assets. If Teekay and Teekay Tankers agree (with the concurrence of the Conflicts Committee of the Teekay Tankers Board of Directors) on such other terms during the 30-day period following Teekay’s receipt of the applicable Election to Purchase (the “Offer Period”), Teekay Tankers shall purchase (or cause any of its other Teekay Tankers Group members to purchase) the applicable Offered Assets at a purchase price equal to the applicable fair market value thereof and on such other terms as agreed to between Teekay and Teekay Tankers, as soon as commercially practicable after such agreement has been reached.
     (b) If Teekay and Teekay Tankers are unable to agree on the terms of the offer other than the purchase price for the applicable Offered Assets during the Offer Period, Teekay shall be entitled to terminate negotiations with Teekay Tankers and terminate the proposed purchase of the Offered Assets.
     7.4 Failure to Close Purchase Transaction. If (a) Teekay Tanker’s declines to purchase any Offered Assets or (b) Teekay terminates the proposed transaction pursuant to Section 7.3(b) with respect to any Offered Assets, Teekay and its affiliates other than the Teekay Tankers Group shall be forever free to continue to own, operate and charter such Offered Assets or to sell or transfer such Offered Assets to a third party; provided, however, that a sale or transfer of such Offered Assets at any time within 180 days after Teekay Tanker’s declining to purchase such Offered Assets or Teekay’s termination of the proposed transaction, as applicable, shall only be permitted if the purchase price to such third party for such Offered Assets is not lower than the purchase price for such Offered Assets offered to Teekay Tankers in the Offer.
ARTICLE VIII
ALLOCATION OF BUSINESS OPPORTUNITIES
     8.1 Allocation of Business Opportunities. In order to induce Teekay to cause the transactions pursuant to Section 2.1 to be consummated, Teekay Tankers hereby agrees with Teekay that:
     (a) Teekay and its affiliates other than the Teekay Tankers Group members may engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Teekay Tankers Group members, and none of the Teekay Tankers Group members shall be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (including, without limitation, any opportunity to charter out, charter in or acquire oil tankers or to acquire oil tanker businesses) (each such opportunity, transaction or other matter being a “Business

Opportunity”) in which Teekay or any of its affiliates other than the Teekay Tankers Group members engages or seeks to engage merely because any Teekay Tankers Group member engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity;
     (b) if Teekay or any of its affiliates other than the Teekay Tankers Group members (whether through the Manager, any directors or officers of Teekay or any of its affiliates other than the Teekay Tankers Group members who are also directors or officers of any Teekay Tankers Group member, or otherwise) acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Teekay and a Teekay Tankers Group member, then (i) none of Teekay, the Manager or any of such officers or directors shall have any duty to communicate or offer such Business Opportunity to any Teekay Tankers Group member and (ii) Teekay may pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to another person or entity; and
     (c) any Business Opportunity of which (i) the Manager or (ii) any person who is an officer or director of Teekay or any of its affiliates other than the Teekay Tankers Group members who is also a director or officer of any Teekay Tankers Group member becomes aware shall be a Business Opportunity of Teekay.
     8.2 Termination Rights. Notwithstanding anything in this Agreement to the contrary, this Article VIII shall automatically terminate, expire and have no further force and effect on the date that (a) Teekay and its affiliates other than the Teekay Tankers Group members cease to beneficially own shares of Class A Common Stock and Class B Common Stock representing at least 20% of the total voting power of all voting stock of Teekay Tankers and (b) no person who is a director or officer of any Teekay Tankers Group member is also a director or officer of Teekay or any of its affiliates other than the Teekay Tankers Group members. No addition to, alteration of or termination of this Article VIII shall eliminate or impair the effect of this Article VIII on any act, omission, right or liability that occurred prior thereto.
     8.3 Definitions. For purposes of this Article VIII only (a) the term “Teekay Tankers Group” shall mean Teekay Tankers and all persons or entities in which Teekay Tankers beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (b) the term “Teekay” shall mean Teekay and all persons or entities (other than the Teekay Tankers Group, as defined in accordance with clause (a) of this Section 8.3) (i) in which Teekay beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (ii) which otherwise are affiliates of Teekay.

ARTICLE IX
MISCELLANEOUS
     9.1 Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in Articles VII and VIII, and that any breach by any such Party of its covenants and agreements set forth in Article VII or VIII would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article VII or VIII of this Agreement.
     9.2 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
     9.3 Costs. Teekay Tankers shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, Teekay Tankers shall be responsible for all costs, liabilities and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with the satisfaction or waiver of any Restriction pursuant to Section 6.4 to the extent such Restriction was disclosed in writing to Teekay Tankers on or before the date of this Agreement.
     9.4 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     9.5 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     9.6 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     9.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Assets are located or registered, shall apply.
     9.9 Severability. If any of the provisions of this Agreement is held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     9.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Assets.
     9.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto;

provided, however, that the prior approval of the Conflicts Committee of the Board of Directors of Teekay Tankers shall be required for any proposed amendment that would, in the reasonable determination of Teekay Tankers’ Board of Directors, adversely affect the holders of Class A Common Stock (other than Teekay).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Contribution, Conveyance and Assumption Agreement has been duly executed by the parties set forth below.

TEEKAY CORPORATION
By:
Name:
Title:

TEEKAY HOLDINGS LIMITED
By:
Name:
Title:

TEEKAY TANKERS LTD.
By:
Name:
Title:

SCHEDULE 1
CONTRIBUTED VESSELS
     The following table lists the Contributed Vessels that are owned by the Contributed LLCs, which will be contributed to Teekay Tankers pursuant to the foregoing Contribution, Conveyance and Assumption Agreement. The following Contributed LLCs are the owners of the respective vessels listed below: Erik Spirit L.L.C., Matterhorn Spirit L.L.C., Everest Spirit Holding L.L.C., Falster Spirit Holding L.L.C., Kanata Spirit Holding L.L.C., Kareela Spirit Holding L.L.C., Kyeema Spirit Holding L.L.C., Nassau Spirit Holding L.L.C. and Sotra Spirit Holding L.L.C.

	Capacity		Current	Current	Expiration	Intended
Vessel	(dwt)(1)	Built	Employment	Charterer	of Charter	Flag
Erik Spirit	115,500	2005	Time charter	ConocoPhillips	Dec. 2010(2)	Bahamas

Matterhorn Spirit	114,800	2005	Time charter	Eiger Shipping	Dec. 2009(2)	Bahamas

Everest Spirit	115,000	2004	Pool	—	—	Bahamas

Kanata Spirit	113,000	1999	Time charter	Sabic	May 2008	Bahamas

Kareela Spirit	113,100	1999	Pool	—	—	Bahamas

Kyeema Spirit	113,300	1999	Pool	—	—	Bahamas

Nassau Spirit	107,100	1999	Pool	—	—	Bahamas

Falster Spirit	95,400	1995	Time charter	Skaugen PetroTrans	July 2008	Bahamas

Sotra Spirit	95,400	1995	Pool	—	—	Bahamas

(1)	Deadweight tonnes.

(2)	Time charter begins in December 2007.

SCHEDULE 2
SUEZMAX TANKERS
     The following table lists the Suezmax Tankers that will be offered to Teekay Tankers pursuant to Article VII of the foregoing Contribution, Conveyance and Assumption Agreement.

	Capacity		Current	Current
Vessel	(dwt)(1)	Built	Employment	Charterer	Flag
[TANKER NO. 1]

[TANKER NO. 2]

[TANKER NO. 3]

[TANKER NO. 4]

(1)	Deadweight tonnes.